Exhibit 10.42

EMPLOYMENT CONTRACT

Between:

Skype Communications Sarl

15 rue Notre-Dame

L-2240 Luxembourg

Luxembourg

represented by: Ian Fulton

hereinafter referred to as Skype or the Employer

and

Laura Shesgreen

54 Caryafort Park

Blackrock

Co. Dublin

hereinafter referred to as the Employee.

WHEREAS

Skype requires the services of a Vice President of Finance and Chief Financial Officer

AND

The Employee will provide these services

IT IS HEREBY AGREED

1.	DEFINITIONS

The expression “Skype” shall be deemed unless otherwise expressly stated to refer to and to include its respective servants and agents. The “Skype Group” refers to Skype Communications Sarl. and its direct and indirect subsidiaries.

2.	PROVISION OF THE EMPLOYEE

The Employee undertakes to provide Skype with the Services in accordance with the terms hereof and for the duration of this agreement.

3.	PERIOD

This Agreement shall commence on 1st February 2007 for the indefinite period and is subject to a six months notice period from either party. Provisions defined in Paragraph 9.

4.	PLACE

The Place of Service is at the registered address of Skype Communications in Luxembourg or other such address of the Skype Group as deemed appropriate and mutually agreed. It will be necessary to travel for business purposes.

5.	SERVICES OF THE EMPLOYEE

The Employee undertakes throughout the duration of this Agreement to work an average of 40 hours per week during normal working hours between 9:00 and 18:00. The nature of the work is such that a flexible arrangement of working hours may best fir the Employer’s and Employee’s needs due to timezone differences, peak levels of work, etc. and to the extent deemed appropriate and mutually agreed a flexible working hour arrangement may be implemented.

It is expressly agreed that the Employee shall occupy an effective management position in the meaning of Section VI of the co-ordinated Luxembourg Act of December 5, 1989 on the duration of work. The hours worked in addition to those provided in the work schedule shall consequently not give rise to any additional salary nor compensatory time off.

6.	ABSENCE/HOLIDAYS

(a)	The Employee shall notify Skype of absence due to accident, sickness, holidays or unforeseeable circumstances as soon as is reasonably practicable. The Employee is entitled to full paid benefit for holidays. The number of holidays the Employee is entitled to shall be those defined under the current Labor Laws of Luxembourg. The timing of any holiday is subject to agreement by the Employer and shall take into account the Employer’s business interests.

(b)	The Employee shall not take holidays exceeding the number of days he is legally entitled to even in the case where the holidays taken may be ‘unpaid holidays’ unless prior written permission has been granted.

7.	SALARY & BENEFITS

(a)	In consideration of the Services to be provided by the Employee hereunder Skype shall pay to the Employee EUR 16,667 per month, payable on the last working day of the month to the bank account indicated by the employee, after deduction of any social security contributions or income tax.

(b)	You will be entitled to benefits that Skype customarily makes available to employees in positions comparable to this level.

(c)	You will also be eligible to participate in the Skype Bonus Plan, as amended each year Your maximum bonus under the plan will be EUR 50,000 per annum; however, your participation and eligibility to receive any Bonus will be determined in accordance with the express terms of the Skype Bonus Plan. The bonus will be payable in 4 parts annually. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable payroll taxes.

(d)	As the Employee’s job may require traveling, the Employee hereby expressly agrees to travel whenever they may be requests. Related traveling expenses and similar out of pocket expenses reasonably and properly incurred by the Employee in or about the performances of their duties will be reimbursed to the Employee on the basis of guidelines set by the Employer and against receipts.

8.	SECURITY/CONFIDENTIALITY/INVENTIONS

(a)	As a condition of employment, the Employee shall sign and comply with a Non-competitive and Confidentiality Agreement and an Employee Proprietary Information and Inventions Agreement concerning the non-disclosure of secret and confidential information which may come to his/her notice and concerning inventions as a result of working for Skype.

(b)	Upon termination or expiration of this Agreement the Employee shall return to Skype equipment, documents, brochures, books, manuals and or any other property belonging to Skype or Skype’s clients in their possession.

(c)	The terms of this Agreement are to be kept confidential.

9.	NOTICE PERIOD

(a)	Notice of Termination of this Contract Agreement shall be given in writing. In cases of gross negligence, the Employer reserves the right to terminate the Agreement immediately through oral notification. Such Termination will be confirmed in writing.

(b)	Subject to a notice provision of 6 months, the Employee’s and Employer’s right to terminate this Agreement are as defined in current Luxembourg law.

10.	NOTICES

All notices, consents, and like given under this Agreement shall be delivered or sent by registered or recorded delivery post addressed to the other party at its address as herein set out or to such other address as such party shall designate in writing for that purpose to the other and all such notices and consents shall be deemed to be given on the day of delivery if delivered and on the day following the date of posting if sent by registered or recorded delivery post.

Alternatively, notices and consents may be delivered personally, whereby the recipient is required to sign and date a copy of the notice or consent as proof of receipt.

11.	SEVERANCE

In the event that any provision of this Agreement is declared by any judicial or other competent authority to be unenforceable or that indication of the same are received from any relevant competent authority such provision shall be severed from this Agreement and the remaining provisions of this Agreement shall remain in full force and effect.

12.	INTERPRETATION

In this Agreement reference to the singular number shall include the plural number and vice versa and reference to any gender shall be deemed to include all genders.

13.	VARIATION

The Employer and Employee may agree to a variation or extension of the provisions herein and the Employer and Employee agree to be bound by all such varied or extended provisions. No variation to the terms of this Agreement shall be valid unless in writing and signed by the Employee and by a Director of Skype Communications Sarl.

14.	LUXEMBOURG LAW

15.	This Agreement shall be governed by the Laws of the Grand Duchy of Luxembourg.

Signed:

By:	/S/ IAN FULTON
Name:	Ian Fulton

Date: 9 January 2007
Place: Luxembourg
For Skype Communications: Ian Fulton

Position: Senior Manager Tax and Statutory Reporting

Employee:	Laura Shesgreen

By:	/S/ LAURA SHESGREEN
Name:	Laura Shesgreen

NON-COMPETITION AND CONFIDENTIALITY AGREEMENT

TO: Skype Technologies S.A., a Luxembourg corporation, including any subsidiary, mother company or affiliated company thereof (the “Corporation”)

The undersigned, in consideration of continued or anticipated employment or consulting assignment with the Corporation (“Employment”) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby covenants and agrees with the Corporation as follows:

1.	Non-Competition. The undersigned recognizes and understands that in performing the duties and responsibilities of my Employment with the Corporation, I will occupy a position of trust and confidence, pursuant to which I will develop and acquire wide experience and knowledge with respect to all aspects of the business carried on by the Corporation and the manner in which such businesses are conducted. It is the express intent and agreement of the undersigned and the Corporation that such knowledge and experience shall be used solely and exclusively in furtherance of the business interest of the Corporation and its affiliates and not in any manner which would be detrimental to any of them. The undersigned therefore agrees that so long as I am employed or engaged by the Corporation and for a period of six months from the expiration of such Employment for any reason whatsoever, unless I obtain the prior written consent of the Corporation, I shall not directly or indirectly own any interest in a business enterprise which is in significant competition (as reasonably determined by the Corporation) with the business of the Corporation as it exists at the earlier of the date at which such ownership begins and the date of the expiration of my Employment with the Corporation.

2.	Disclosure of Information. The undersigned acknowledges and understands that the Corporation has expanded and will be expanding considerable time and money in acquiring and developing as well as receiving from third parties trade secrets, products, technology, sales literature and brochures, form contracts, other form documents, customer lists, marketing or sales strategies and other information (the “confidential data”) and that the undersigned, by virtue of my position of responsibility with the Corporation will have access to such confidential data.

The undersigned, therefore, covenants and agrees that, during the term of my Employment and any time thereafter, I will not, directly or indirectly, in any manner or for any reason whatsoever (other than in the ordinary and usual course of the Corporation’s business), disclose to any person, firm or corporation any of the confidential data, except such confidential data as you can establish was a matter of public knowledge as of the data of any such disclosure.

Upon the termination of my Employment, I agree to return to the Corporation all confidential data embodied or recorded in tangible form which is in my possession or control.

3.	Non-Solicitation. I agree that for a period of six months following the expiration of my Employment, I shall not, directly or indirectly, contact any of the persons, clients, companies or institutions which I have contacted on behalf of the Corporation during the course of my Employment for the purpose or intent of competing with the Corporation.

I further agree that for a period of six months following the expiration of my Employment I shall not solicit orders for any product similar to or capable of being used in place of the products distributed and sold by the Corporation to any person or company to whom the Corporation has sold such products at any time during the one year period preceding the expiration of my employment or supply any such product to any such person.

4.	Hiring Corporation Employees: The undersigned covenants and agrees that during the term of my Employment and for a period of one year after the termination of such Employment I will not, directly or indirectly, in any manner or for any reason whatsoever, offer to agree to hire any employee of the Corporation or induce any or conspire to induce any employee of the Corporation to break his or her contract of employment with the Corporation or to leave the employment of the Corporation under conditions that are contrary to the terms of his or her employment.

5.	Ownership of Work. The undersigned expressly acknowledges that all proprietary interests, including intellectual property interests, resulting from the services carried out by the undersigned, directly or indirectly resulting from my duties and obligations as an employee or consultant of the Corporation, shall be the property of the Corporation or such party as the Corporation may direct in writing and I agree to sign such documentation as requested by the Corporation to confirm such ownership. Without limitation, all working papers, notes and memoranda which are made or obtained in relation to this letter agreement shall be the property of the Corporation or such party as the Corporation may direct in writing and will accordingly be provided to the Corporation upon termination of this Agreement or at such earlier time as the Corporation may direct in writing.

6.	Waiver and Moral Rights. The undersigned hereby expressly and irrevocably waives any and all moral rights or at common law that you, as author, have with respect limitation, the right to attribution of authorship, the right to restrain any distortion, mutilation or other modification of any such work and the right to prohibit any use of any such work in association with a product, service, cause or institution that might be prejudicial to your honour or reputation.

7.	Further assistance. The undersigned agrees that upon the written request of the Corporation, I will do all such acts and execute all such further documents, conveyances, deeds, assignments, transfer and the like, and will cause the doing of all such acts and will cause the execution of all such further documents as are within your power to cause the doing or execution of, as the Corporation may from time to time reasonably request be done and/or executed as may be necessary or desirable to give effect to this agreement.

8.	Term of Agreement. This agreement shall survive the termination of my employment with the Corporation.

TO WITNESS THIS AGREEMENT, the undersigned has duly signed and sealed the Non-Competition and Confidentiality Agreement on          day of             , 2007.

By:	/S/ LAURA SHESGREEN	Laura Shesgreen
Name:	Laura Shesgreen	Name:	(Print)

Witness

By:	/S/ (ILLEGIBLE)
Name:

Skype Communications Sarl

EMPLOYEE PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT

In consideration of my employment by Skype Communications Sarl. (the “Company”), and the compensation paid to me, I hereby agree as follows:

1. NONDISCLOSURE

1.1 Recognition of Company’s Rights; Nondisclosure. At all times during my employment and afterwards. I will hold in strictest confidence and will not disclose, use, lecture upon or publish (whether for my own purposes or those of any other person or organization whatsoever) any of the Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with the proper performance of my duties, or unless an officer of the company expressly authorizes such in writing. I will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2 Proprietary Information. The term “Proprietary Information” Shall mean any and all confidential and/or proprietary knowledge, data or information of the Company and its Group Companies (meaning its holding companies and their subsidiaries, as such terms are defined under Luxembourg law, from time to time). “Proprietary Information” includes without limitation (a) trade secrets, Inventions, ideas, processes, plans, formulae, source and object codes, data, programs, computer systems, software, databases, prototypes, other works of authorship, know-how, improvements, discoveries, developments, designs, specification and techniques or any other matter or work whatsoever, including but not limited to any applications to protect such matters or works (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers or their requirements; (c) information regarding the skills and compensation of other employees of the Company and its Group Companies: and (d) any document marked “confidential” (or with a similar expression), or any information which I have been told is confidential or which I might reasonably expect the Company or a Group Company would regard as confidential. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information to whatever extent and in whichever way I wish: (a) which is generally known in the trade or industry; (b) which is not gained as a result of a breach of this Agreement; or (c) which can independently be shown as my own skill, knowledge, know-how and experience.

1.3 Third Party Information. I understand, in addition, that the Company and its Group Corporation has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s, and or its Group Companies, part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than the Company or its Group Companies’ personnel who need to know such information in connection with their work) or use, except in connection with my work for the Company. Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. During my employment and thereafter by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company or its Group Companies any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company or its Group Companies.

1.5 Scope of Obligation. The obligations contained in section 1 shall not apply to any disclosures required or permitted by law, and shall cease to apply to any information or knowledge which may subsequently come into the public domain after the termination of my employment, other than by way of unauthorized disclosure.

2. ASSIGNMENT OF PROPRIETARY RIGHTS

2.1 Proprietary Rights. The term “Proprietary Rights” shall mean rights in and in relation to: (i) trademarks, services marks, trade and business names, logos, registered designs, design rights, database rights, trade secrets, patients, copyrights, (including moral rights and rights in software). Semi-conductor topography rights; (ii) records, documents, papers (including copies, and summaries), relating to such rights; (iii) inventions, including any appliances to protect such matters or works; and (iv) other intellectual property and related rights or forms of protection having an equivalent or similar nature or affect anywhere throughout the world, whether enforceable, registered or unregistered arising from or treated, produced, made, conceived, reduced to practice, learned or developed by me (whether alone or jointly with others) during the course of the performance of my duties for the Company.

2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A. attached hereto a complete list of all Inventions that I have alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior

Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A. but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I (or the Company or any Group Company) incorporate a Prior Invention into a Company (or any Group Company) product, process, system, database, machine or other creation, the Company (or the applicable Group Company) is hereby granted and shall have a non-exclusive, royalty-free irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicenses) to make, have made, modify, use and sell such Prior Invention. If I cannot grant such a license, I will procure such a license for the Company or fully indemnify and hold harmless the Company in respect of any loss or damage arising from unlawful use by the Company of such Prior Inventions. Notwithstanding the foregoing, I agree that I will not incorporate or permit to be incorporated. Prior inventions in any Company Inventions (as defined below) without the Company’s prior written consent.

2.3 Assignment of Proprietary Rights. Subject to Sections 2.4 and 2.5 the Proprietary Rights shall vest immediately upon creation or performance in and shall be and remain the sole and exclusive property of the Company and I hereby assign to (and agree to assign in the future) and waive in favour of the Company, (or the Company’s nominee) all my rights, title and interest in and to the same. I agree to take all such actions and execute all such documents (at any time) as may in the Company’s opinion be necessary to enable the Company to obtain, defend or enforce its rights in the Proprietary Rights and shall not do or fail to do any act which would or might prejudice the Company’s rights under this clause 2.3. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4 Employee Rights. With respect to those rights in the Inventions which do not belong to the Company (collectively “Employee Rights”). I will at the request and cost of the Company (whether during my employment or after its termination) forthwith license or assign (as determined by the Company) to the Company and the Employee Rights and will deliver to the Company all documents and other material relating to the Inventions. The company will pay to me such compensation for the license of our assignment as the Company will determine in its absolute discretion, subject to relevant Luxembourg law.

2.5 Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf during my employment with the Company and within a year after termination of employment.

2.6 Enforcement of Proprietary Rights. At the request and cost of the Company, I will assist the Company and its Group Companies in every proper way to obtain, and from time to time enforce, all

Proprietary Rights in any and all countries. To that end I will execute, verify and deliver all such documents and perform all such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, enforcing, protecting and resisting objections or opposition to obtaining or petitions or applications for revocation of any such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its nominee. My obligation to assist the Company with respect to the Proprietary Rights in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a rate determined by it after the termination of my employment for the time actually spent by me at the Company’s request on such assistance.

2.7 Moral Rights. I hereby irrevocably and unconditionally waive all rights that vest in me (whether before, on or after the date hereof) in connection with my authorship of any of the Proprietary Rights wherever in the world enforceable, including without limitation the right to be identified as the author of any such works and the right not to have any such works subjected to derogatory treatment.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information created by me and the Proprietary Rights which records shall be available to and remain the sole property of the Company at all times. I shall not at any time during the continuance of my employment with the Company make any notes or memoranda relating to any matter within the scope of the

Company’s or any Group Company’s business, dealings or affairs otherwise than for the benefit of the Company or any Group Company.

4. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

5. RETURN OF COMPANY PROPERTY. On termination of my employment, or at any other time as directed by the Company, I must immediately return to the Company in accordance with its instructions all equipment, correspondence, records, specifications, software, disks, models, notes, reports and other documents and any copies thereof and any other property belonging to the Company or its Group Companies (including but not limited to the Company car, keys, credit cards, user id’s and password, equipment and passes) which are in my possession or under my control. I must, if so required by the Company confirm in writing that I have complied with my obligations under this section 3. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

6. LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

7. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

8. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby agree to notify my new employer of my rights and obligations under this Agreement.

9. GENERAL PROVISIONS.

9.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of England. I hereby expressly consent to the personal jurisdiction of the appropriate courts located in England for any lawsuit filed there against me by the Company arising from or related to this Agreement,

9.2 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

9.3 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors and its assigns.

9.4 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

9.5 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any proceedings or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement. Any delay by the Company in exercising any right pursuant to this Agreement shall not constitute a waiver thereof.

9.6 Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously engaged, or am in the future engaged, by the Company as a consultant if no other agreement governs nondisclosure and assignment of Proprietary Rights during such period (although this does not create an employment relationship between me, as a consultant and the Company). This

Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

Dated:

By:	/S/ LAURA SHESGREEN
Name:	Laura Shesgreen

Laura Shesgreen
(Printed Name)

ACCEPTED AND AGREED TO:

SKYPE COMMUNICATIONS SARL

By:	/S/ IAN FULTON
Name:	Ian Fulton

Title:	Senior Manager Tax and Statutory Reporting

Dated:	9/1/2007

EXHIBIT A

TO: Skype Communications Sarl.

FROM: LAURA SHESGREEN

DATE: 9/1/2007

SUBJECT: Previous Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Skype Communications Sarl. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

X	No inventions or improvements.

See below:

Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

Additional sheets attached.

Skype (logo)

2nd  January 2007

Dear Laura,

Congratulations on your new position with Skype!

Graebel Relocations Services Worldwide has been selected to coordinate and administer your relocation benefits package. Graebel Relocations Services Worldwide will be contacting you to explain your relocation package in further detail and help you make the best use of the services and support available within the structure of the Skype relocation policy.

Skype will cover up to US$10,000.00 of the following:

•	Visa assistance

•	Temporary Accommodation

•	Storage of belongings for 30 days

•	Shipment of home contents

•	An economy airfare for the Skype employee and their immediate family

•	Tax Consultation

When you are working with the relocation vendor, you will need to determine what costs/items you want covered. For example, you may choose temporary housing; economy transportation and a tax consultation and forego the shipment of household goods and storage. Or, you may take shipment of goods and temporary storage (using your entire budget); and you will be responsible for your temporary accommodation. If the items you choose cost less than US$10K, you do not get the difference in cash.

The total cannot exceed US$10,000.

In acceptance to receiving this benefit package, please sign the Relocation Agreement below.

We wish you the best in your new location and continued success!

Skype HR

Skype (Logo)

RELOCATION AGREEMENT

In consideration for my employment, and the agreement by Skype, to provide for the above mentioned relocation expenses and other expenses as determined by Skype policy, I agree to the following:

1. Should my employment with eBay terminate for reasons of cause or resignation within two years of my start date, this moving allowance must be repaid according to the following schedule: payment in full if termination occurs within one year; 50% repayment if termination occurs between one and two years. No repayment would be required for termination after two years of employment.

2. I authorize Skype, to withhold from any monies due to me at the time of termination necessary to satisfy this obligation, above those sums exempt from attachment under Federal and State laws.

PRINT NAME:	Laura Shesgreen

SIGNATURE:	/S/ LAURA SHESGREEN

Name: Laura Shesgreen

Date:	09/01/07

eBay Inc.

2145 Hamilton Ave.

San Jose, CA 95125

www.ebay.com

29 November 2006

Laura Shesgreen

54 Carysfort Part

Blackrock

Co Dublin

Re: Stock Options of eBay Inc.

Dear Laura:

We are pleased to welcome you to the family of eBay Inc. (“eBay”) companies. As a new member of the eBay family and an employee of Skype Technologies SA (the “Company”), it will be proposed to the Board of Directors of eBay to award to you a one-time grant of stock options totaling 11,025 shares. The exercise price will be determined on the date of grant. The option will be subjected to the terms of the applicable stock option plan and will vest and become exercisable (assuming your continued employment with an eBay Inc. company) at the rate of 25% of the shares on your first anniversary as an employee of an eBay Inc. company and the remaining shares will vest ratably 1/48th per month thereafter.

You acknowledge that your participation in the stock option plan of eBay is voluntary and that the benefits under any grant and the underlying stock option plan will not be part of your employment contract with the Company, your salary or other remuneration for any purposes, including for purposes of computing payment during the notice period, payment in lieu of notice, severance pay or other termination compensation or indemnity (if any). The benefits under the plan will be available to you only during the course of your employment with an eBay company, and the vesting of any option will cease upon termination of employment for any reason, in accordance with the terms and conditions of the plan. eBay reserves the absolute right in its sole discretion to suspend, modify, cancel or terminate its stock option plan at any time without compensation to you. You acknowledge, by participating in the eBay Inc. option program, that:

(i)	the grant of the above-mentioned option grant will be a voluntary and discretionary benefit which will not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

(ii)	all decisions with respect to any future grants not referred to in this letter, including, but not limited to, the times when options will be granted, the number of shares subject to each option, the option price, and the time or times when each option will be exercisable, will be at the sole discretion of eBay;

(iii)	the future value of the underlying shares of eBay’s common stock is unknown and cannot be predicted with certainty; and

(iv)	if the underlying shares do not increase in value, the option will have no value.

Additionally, you will be responsible for complying with any applicable legal requirements in connection with your participation in the stock option plan of eBay Inc. and for any taxes or social insurance contribution obligations arising from the grant, vesting or exercise of your options, sale of shares or dividends on shares (regardless of any tax withholding and/or reporting obligation of eBay or the Company), and you agree to seek advice from your personal accountant or tax advisor at your own expense regarding the tax implications of any stock option grant to you.

Once again, we are pleased to welcome you to the eBay family and we look forward to a mutually beneficial employment relationship.

Sincerely,

Meg Whitman
President and CEO eBay Inc.

ACKNOWLEDGED AND AGREED:

By:	/s/ LAURA SHESGREEN
Name:	Laura Shesgreen

Date:	09/01/2007

Skype employees in Luxembourg

Re:	Insider Trading Policy for employees in Luxembourg.

Dear All:

Enclosed is a copy of the eBay’s Insider Trading Policy. PLEASE READ IT VERY CAREFULLY. As it indicates, the consequences of insider dealing can be very serious to both you and the Company.

To show that you have read the Insider Trading Policy and agree to be bound by them, please sign and return the attached copy of this letter to Maikao Grarc.

Yours truly,

Niklas Zennstrom, CEO
Skype

CERTIFICATION

I certify that I have read, understand and agree to comply with the Insider Trading Policy of eBay Inc. (the “Company”) and its subsidiaries, including Skype Communications S.a.r.l (Skype). I agree that I will be subject to sanctions, including, for employees, termination of employment, for violation of the Company’s policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of Company securities by myself in a transaction that the Company considers to be in contravention of its policy.

By:	/S/ LAURA SHESGREEN
(Signature)

Name:	Laura Shesgreen

Printed name:	Laura Shesgreen

Date signed:	09/02/2007

eBay Inc.

INSIDER TRADING POLICY For Employees in Luxembourg.

Effective Date: June 1, 2005

PURPOSE

This policy is designed to prevent actual or apparent violations of securities laws governing (1) trading any securities related to eBay Inc. (together with its majority-owned subsidiaries, “eBay”) while having material non-public and/or inside information concerning eBay and (2) tipping or disclosing material non-public and/or inside information to outsiders and also to ensure compliance with Luxembourg laws.

SCOPE

This policy covers all eBay directors, officers, employees, consultants and contractors, as well as members of their families and others living in their households as well as any other entities (such as trusts, partnerships and corporations) over which eBay directors, officers, employees, consultants or contractors have or share voting or investment control (collectively referred to herein as “you”,). You must ensure that your families and other members of your household, as well as any entities over which you may exercise voting or investment control, comply with these policies.

For purposes of this policy, eBay has established the following categories:

•	Section 16 Parties: Exhibit A lists the people subject to the reporting provisions and trading restrictions under Section 16 of the Securities Exchange Act of 1934, as amended, or “Section 16.”

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Level 1 and Level 2 Insiders: Exhibit B lists additional persons who may have access to material non-public information in the normal course of their duties for eBay, or also referred to collectively as “Insiders,” and lists certain Insiders as “Level 1 Insiders” and others as “Level 2 Insiders.”

DEFINITION OF “MATERIAL NON-PUBLIC INFORMATION” OR “INSIDE INFORMATION”

“MATERIAL” INFORMATION. Information about eBay is “material” if it would be something someone might want to know before buying or selling eBay’s stock or other securities. Both positive and negative information may be material. Examples include: financial results or projections; significant changes in financial performance or liquidity; potential mergers and acquisitions, joint ventures or material sales of eBay assets or subsidiaries; significant pricing changes; significant litigation exposure or developments; stock splits, securities/debt offerings, significant new services; and major changes in senior management.

“NON-PUBLIC” INFORMATION. Information is “public” only after eBay has formally disclosed it or it is otherwise widely available to the general public, and the public has had reasonable opportunity to digest it. eBay considers information as public after the close of trading on the second full trading day following eBay’s widespread public release of the information.

“INSIDE” INFORMATION. Information is inside information if it (a) relates to eBay stock or other securities or its business prospects rather than to securities or companies generally; (b) is specific or precise; (c) has not been “made public”; and (d) were made public would be likely to have a significant affect on the price of eBay stock or other securities. For these purposes information has been “made public” if it is published under the rules of a regulated market (such as NASDAQ) to inform investors and professional advisors; is contained in public records; can easily be obtained by those likely to deal in securities; or is derived from information which has been made public. The circumstances in which information has been “made public” are similar to the circumstances in which non-public information becomes public.

STATEMENT OF EBAY’S POLICY AND PROCEDURES

Please remember that anyone scrutinizing your transactions will be doing so after the fact, and with the benefit of hindsight. As a practical matter, before engaging in trading in any securities related to eBay, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

PROHIBITED ACTIVITIES

Trading - US Rules

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“Restricted Activities” include either (1) establishing, amending or terminating a binding plan, contract or instruction regarding transactions in eBay securities that meets the requirements necessary to establish an affirmative defense to insider trading liability established by Rule l0b5-1 under the Securities Exchange Act of 1934, as amended, and the related rules of the U.S. Securities and Exchange Commission (a “Written Plan”) or (2) buying or selling any securities relating to eBay (including stock, derivatives, and economic equivalents) that are not made under a Written Plan. Refer to “— 10b5-1 Written Plans” for more details.

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No Restricted Activities During Blackout Periods. You may not engage in a Restricted Activity outside of the applicable trading windows (described in the next section) or during any special blackout periods that the eBay’s Compliance Officer (as defined below) may designate. You may not disclose to any outside third party that a special blackout period has been designated.

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You may never engage in a Restricted Activity while possessing material non-public information, even if the “trading window” is otherwise open. It does not matter whether you have an independent, justifiable reason for a purchase or sale.

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No Section 16 Party may engage in a Restricted Activity at any time unless the activity has been approved by eBay’s Compliance Officer in accordance with the procedures described below under “—Procedures for Approving Trades for Section 16 Parties” or “—10b5-1

Written Plans”. eBay’s Compliance Officer will not permit a Section 16 Party to engage in a Restricted Activity outside the applicable “trading window” described below under “—Trading Windows and Blackout Periods” or during any special trading blackout periods that may be designated by eBay’s Compliance Officer.

Trading – Luxembourg Rules

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No Dealing. When in possession of inside information, you must not deal in price affected eBay stock or securities (as principal or agent). Again, as set out above, this applies even if a “trading window” is otherwise open or if you have an objective justifiable reason for the purchase or sale. You must not do this whether the dealing takes place on the market (e.g. NASDAQ) or through a professional intermediary such as a broker. Before undertaking any such dealing activities, you need to contact and obtain the approval of eBay’s Compliance Officer.

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Dealing under the Luxembourg rules covers both acquisition and disposal; acquisition includes agreeing to acquire or entering into a contract to create a security and disposal covers agreeing to dispose of or bring to an end a contract which created the security. You will also deal if you procure, directly or indirectly, an acquisition or disposal by another person.

•	Encouragement. You must not encourage any other person to deal in price affected eBay stock or securities whilst you are in possession of inside information.

No Disclosure of Material Non-Public or Inside information. You may not disclose material non-public or inside information concerning eBay to any outside person (including family members, analysts, individual investors, or members of the investment community and news media), unless required as part of your regular duties for eBay or authorized by eBay’s Compliance Officer.

No Trading Advice. You should generally not give trading advice of any kind about eBay to others, and may never do so when you have material non-public or inside information about eBay.

No Futures. Derivatives, Etc. You may not trade in any instrument relating to the future price of eBay’s securities, such as a put, call, futures contract, short sale (including a short sale “against the box”) or collar. If you have any doubt as to whether you can engage in potential transactions, consult your Business Ethics Officer or eBay’s Compliance Officer in advance.

Other Companies’ Information. You may not (1) trade the securities of any other public company while you have material non-public or inside information about that company obtained through your work for eBay, (2) “tip” or disclose such information, or (3) give trading advice of any kind to anyone concerning such other public company while you have such information.

Certain Gifts and Other Non-Sale Transfers Permitted. When you are not permitted to engage in a Restricted Activity, you may not transfer eBay-related securities, except for (1) charitable gifts that have been pre-approved by eBay’s Compliance Officer or (2) non-sale transfers that have been pre-approved by eBay’s Compliance Officer and where the transferee agrees not to trade until the transferor may engage in a Restricted Activity.

TRADING WINDOWS AND BLACKOUT PERIODS

Trading Window for Section 16 Parties and Level 1 Insiders. Section 16 Parties (after obtaining approval as set forth below) and Level 1 Insiders may engage in Restricted Activities only between the third trading day after eBay’s release of quarterly or year-end earnings and the 20th day of the second month of the then-current quarter. (This restriction does not apply to sales deemed to be made by non-employee members of eBay’s board of directors for purposes of Rule 144 under the Securities Act of 1933, as amended, that are not deemed to be made by such individuals under Section 16 and that are made pursuant to a Written Plan).

Trading Window for Level 2 Insiders. Level 2 Insiders may engage in Restricted Activities only between the third trading day after eBay’s release of quarterly or year-end earnings, and the 10th day of the third month of the then-current quarter.

Trading Window for all Other Employees. All other employees may engage in Restricted Activities only between the third trading day after eBay’s release of quarterly or year-end earnings, and the last day of the then-current quarter.

Under no circumstances may you engage in any trades relating eBay securities (even under a Written Plan) between the first day of a quarter and the end of the second trading day following eBay’s release of quarterly or year-end earnings for the prior quarter.

PROCEDURES FOR APPROVING TRADES FOR SECTION 16 PARTIES

No Section 16 Party may trade in eBay’s securities, or adopt, amend or terminate a Written Plan, until the Compliance Officer has approved the amount and nature of the proposed trade(s), or the adoption, amendment or termination of the Written Plan.

BENEFIT PLANS

Employee Stock Purchase Plan and Deferred Stock Unit Plan: This policy does not apply to decisions regarding level of participation and the purchase of shares under eBay’s 1998 Employee Stock Purchase Plan, or ESPP, nor does it apply to the grant or acquisition of units under eBay’s 2003 Deferred Stock Unit Plan, or DSU Plan. However, any sale of securities acquired under the ESPP or the DSU Plan is subject to the prohibitions and restrictions of this policy.

Stock Option Plans: The trading prohibitions and restrictions of this policy apply to all sales of securities acquired through the exercise of stock options granted by eBay, but not to the acquisition of securities through such exercises.

10b5-1 WRITTEN PLANS

A. Overview. Rule 10b5-1 allows you, at a time when you neither possess material non-public information, to: (1) enter into a binding contract to purchase or sell eBay securities; (2) instruct another person to purchase or sell eBay securities for your account; or (3) to establish a written plan for trading eBay securities. Any such contract, instruction or plan must: (1) specify the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold or include a written formula for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold; and (2) not permit you to exercise any subsequent influence over how, when or whether to effect purchases or sales. Moreover, any person who, pursuant to the contract, instruction or plan does exercise such influence must not be aware of the material non-public information when doing so. In addition, any such contract, instruction or plan must be given or entered into in good faith and not as part of a plan or scheme to evade the prohibitions of this policy.

B. Entering Into, Amending or Terminating a Written Plan. Because entering into, amending or terminating a Written Plan (as defined under “— Prohibited Activities” above) is a Restricted Activity under this policy, no Section 16 Party, Level 1 Insider or Level 2 Insider may do so while possessing material non-public information. In addition, your Written Plan: (1) must be entered into, amended or terminated during your applicable “trading window”; and (2) may not permit you to engage in any trades relating eBay securities (even under a Written Plan) between the first day of a quarter and the third trading day following eBay’s release of quarterly or year-end earnings for the prior quarter.

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Additional Requirements for Section 16 Parties. Prior to entering into or amending a Written Plan, Section 16 Parties must submit the plan or amendment to eBay’s Compliance Officer for review. A Section 16 Party may not enter into, amend or terminate a Written Plan without the prior approval of eBay’s Compliance Officer.

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Additional Requirements for Level 1 and Level 2 Insiders. Promptly after entering into a Written Plan, Level 1 Insiders and Level 2 Insiders must certify to eBay’s Compliance Officer that the Written Plan is a valid 10b5-1 plan that meets the requirements of this policy. This certification must be made no later than two business days after the Written Plan has been entered into, amended or terminated.

C. Specific Requirements for Written Plans.

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First Transaction Under the Written Plan. No Section 16 Party, Level 1 Insider or Level 2 Insider may enter into a transaction under a Written Plan during the same trading window during which he or she adopted the Written Plan.

•	Limitations On Number of Transactions Pursuant to a Written Plan. No Section 16 Party may engage in more than 20 transactions pursuant to a Written Plan during any twelve-month period.

COMPLIANCE OFFICER

eBay has designated eBay’s General Counsel, or any designee(s) of eBay’s General Counsel, as this policy’s Compliance Officer. Such officer will review and either approve or prohibit all proposed Restricted Activities by Section 16 Parties in accordance with the procedures described above under the headings “—Procedures for Approving Trades for Section 16 Parties” and “—l0b5-1 Written Plans”, except that with respect to the Compliance Officer, any Restricted Activities must be approved by eBay’s Chief Financial Officer.

SPIRIT OF THE POLICY

You may not attempt to circumvent the purpose or spirit of this policy through investment transactions that have substantially similar economic substance to transactions that would be prohibited under this policy. If you have any doubt as to whether you can engage in potential transactions, consult your Business Ethics Officer or eBay’s Compliance Officer in advance.

POST-TERMINATION TRANSACTIONS

The prohibition on “Prohibited Activities” described above continues to apply to transactions in eBay securities even after you have terminated employment. If you are in possession of material non-public and/or inside information when your employment terminates, you may not engage in a Restricted Activity or dealing until such material non-public and/or inside information has become public or is no longer material.

INDIVIDUAL RESPONSIBILITY

You have the individual responsibility to comply with this policy against insider trading, regardless of whether your trading window is “open”. Exercise appropriate judgment in connection with any transaction in eBay’s securities.

CONSEQUENCES OF VIOLATIONS

Any violation of the laws against insider trading or tipping could subject you and eBay to severe civil and criminal liability, potentially including jail sentences. Note that the Securities Exchange Commission, the stock exchanges, and the National Association of Securities Dealers (NASD) use sophisticated electronic surveillance techniques to uncover insider trading. eBay employees who violate this policy are also subject to disciplinary action up to and including termination.

INQUIRIES

Please direct all inquiries regarding any of the provisions or procedures of this policy to the Compliance Officer (or a member of his or her staff) or your Business Ethics Officer.

This policy supersedes in its entirety eBay’s prior insider trading policy in effect prior to June 1, 2005.

EXHIBIT A

Section 16 Parties

(As of April 1, 2005)

eBay will amend this Exhibit A from time to time as necessary to reflect the addition, and, in the case of individuals, the resignation or departure, of Section 16 Parties. Each Section 16 Party will notify eBay’s Compliance Officer in writing when such Section 16 Party believes that he, she or it no longer is subject to the reporting provisions and trading restrictions of Section 16 of the Exchange Act. If eBay agrees that such Section 16 Party no longer is so subject, or if eBay determines independently that such Section 16 Party no longer is so subject, then such Section 16 Party automatically will be deemed to be removed from Exhibit A effective upon the date when such Section 16 Party is determined no longer to be subject to the reporting provisions and trading restrictions of Section 16 of the Exchange Act. eBay will promptly notify any Section 16 Party in writing if eBay independently determines that such Section 16 Party no longer legally is subject to the reporting provisions and trading restrictions of Section 16 of the Exchange Act.

A current list of Section 16 Parties is available on eBay’s intranet @

http://iweb.corp.ebay.com/Legal/Documents/Policies/InsidersProceduresGuidelines.pdf

DIRECTORS:

EXECUTIVE OFFICERS:

Name	Title

EXHIBIT B

Level 1 and Level 2 Insiders

(As of April 1, 2005)

eBay will amend Exhibit B from time to time as necessary to reflect the addition and the resignation, departure or change of status of Insiders. eBay will promptly notify any Insider in writing if eBay independently determines that such Insiders no longer has access to material non-public information about eBay.

ADDITIONAL LEVEL 1 INSIDERS (i.e. in addition to the Section 16 Parties on Exhibit A):

A current list of Level 1 Insiders is available on eBay’s intranet @

http://iweb.corp.ebay.com/Legal/Documents/Policies/InsidersProceduresGuidelines.pdf

LEVEL 2 INSIDERS:

A current list of Level 2 Insiders is available on eBay’s intranet @

http://iweb.corp.ebay.com/Legal/Documents/Policies/InsidersProceduresGuidelines.pdf